UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 29, 2018

FLEXSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-5151	42-0442319
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

385 Bell St, Dubuque, Iowa	52001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 563-556-7730

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Severance Plan for Management Employees

Background

On October 29, 2018, Flexsteel Industries, Inc. (the “Company”) entered into Participation Agreements with Richard J. Stanley, the Company’s Senior Vice President Contract Group & Home Styles, and Steven K. Hall, the Company’s Senior Vice President Global Supply Chain, pursuant to the Severance Plan for Management Employees (the “Plan”). Each of Richard J. Stanley and Steven K. Hall are considered named executive officers. None of the Company’s Interim President, Chief Financial Officer or other named executive officers entered into a Participation Agreement with the Company prior to October 29, 2018. A summary of the Plan is provided below and the Plan is attached to this Current Report on Form 8-K and incorporated herein as Exhibit 10.1. The summary is qualified in its entirety by reference to the Plan. Capitalized terms not otherwise defined shall have the meaning provided in the Plan.

The Plan is intended to be exempt from the requirements under Section 409A of the Internal Revenue Code.

Plan Summary

The Plan provides for the payment of severance to Eligible Employees in the event of an involuntary termination of an Eligible Employee’s employment initiated by the Company (a “Qualifying Termination”). An Eligible Employee is an Employee of the Company or its Affiliates who is either (i) an executive reporting directly to the Chief Executive and Administrative Officer of the Company on other than an interim or temporary basis; or (ii) an individual designated as an Eligible Employee by the Plan Administrator or its delegate, within its sole discretion. A Qualifying Termination does not include (i) termination for Cause, (ii) an Eligible Employee’s voluntary resignation or retirement from the Company, (iii) an Eligible Employee’s termination as a result of the Eligible Employee’s death or Disability, or (iv) an Eligible Employee’s failure to return to work within the time required following an approved leave of absence.

Subject to the terms and conditions of the Plan, an Eligible Employee will receive Severance Payments of:

●	the Eligible Employee’s Severance Base Salary continuation for twelve months;
●	a severance lump sum payment equal to the COBRA premiums necessary to continue the Eligible Employee’s and his/her dependents’ health insurance coverage in effect on the date of the Eligible Employee’s Termination Date for a period of twelve months, without regard to whether the Eligible Employee or his/her dependents elect continuation coverage under COBRA; and
●	a severance lump sum payment equal to the amount of cash compensation that would be payable to the Eligible Employee under the Cash Plan for the fiscal year during which the Termination Date occurs if the Eligible Employee’s employment had continued through the end of such fiscal year, computed assuming that the “target” level of performance had been achieved, without regard to any discretionary adjustments that would have the effect of reducing the amount of the annual incentive bonus (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment).

Additional Terms

The Plan Administrator, or its delegate, may remove an individual as an Eligible Employee prior to a Qualifying Termination. An Eligible Employee may not be removed as an Eligible Employee from participation in the Plan on or after a Qualifying Termination.

The Company is entitled to clawback all Severance Payments made to an Eligible Employee under the Plan in the event the Eligible Employee breaches any provision of the Confidentiality and Non-Competition Agreement or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between the Eligible Employee and the Company.

To receive any Severance Payments, an Eligible Employee must execute and deliver a Participation Agreement and Severance Agreement under the terms and conditions described in the Plan.

Except as specifically provided in the Plan, the benefits under the Plan replace and supersede all prior existing severance payments applicable to Eligible Employees, whether formal or informal, written or oral.

Item 9.01 Financial Statements and Exhibits

Exhibit 10.1 – Severance Plan for Management Employees dated October 25, 2018, including Form of Participation Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC.
(Registrant)

Date:	November 2, 2018	By:	/s/ Marcus D. Hamilton
Marcus D. Hamilton
Chief Financial Officer, Secretary and Treasurer
Principal Financial and Accounting Officer